EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statements File Nos. 333-176869 and 333-67600 of AmeriServ Financial, Inc. on Form S-8 and Registration Statements File Nos. 033-56604, 333-129009, 333-50225, 333-120022, and 333-121215 of AmeriServ Financial, Inc. on Form S-3 of our report dated March 2, 2018, relating to our audit of the consolidated financial statements and internal control over financial reporting, which appears in the Annual Report to Stockholders, which is incorporated in this Annual Report on Form 10-K of AmeriServ Financial, Inc. for the year ended December 31, 2017.

/s/ S.R. Snodgrass, P.C.

Cranberry Township, Pennsylvania
March 2, 2018